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Exhibit 10.2

INVESTORS RIGHTS AGREEMENT

by and between

PROSPECT GLOBAL RESOURCES INC.

and

THE INVESTORS NAMED HEREIN

Dated as of November 29, 2012

        INVESTORS RIGHTS AGREEMENT, dated as of November 29, 2012 (as may be amended from time to time, this "Agreement"), by and between Prospect Global Resources Inc., a Nevada corporation (the "Company"), and the investors named in Schedule A hereto (each, an "Investor" and collectively, the "Investors Group").

W I T N E S S E T H:

        WHEREAS, simultaneously with the execution and delivery of this Agreement by the parties hereto, the Company and each of the Investors entered into a Securities Purchase Agreement (as may be amended from time to time, the "Purchase Agreement") pursuant to which, among other things, the Company has agreed to issue to the Investors and/or Affiliates thereof (a) the Notes (as defined in the Purchase Agreement), which Notes may be converted into shares of common stock, par value $0.001 per share ("Common Stock"), of the Company, (b) the Apollo Warrants (as defined in the Purchase Agreement), (c) the Apollo Preferred Shares (as defined in the Purchase Agreement), and (d) under certain circumstances, shares of Common Stock (the shares of Common Stock, the Notes, the shares of Common Stock into which such Notes are convertible into and for which such Apollo Warrants are exercisable and the Apollo Preferred Shares, are collectively referred to herein as the "Securities") and (d) certain royalty interests in the Company; and

        WHEREAS, each of the parties hereto wishes to set forth in this Agreement certain terms and conditions regarding the Investors' ownership of the Securities; and

        WHEREAS, this Agreement (a) shall become effective as of the Closing (as defined in the Purchase Agreement) or (b) shall automatically terminate (and be of no further force and effect) if the Purchase Agreement is terminated prior to the Closing.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GOVERNANCE

        1.1    Composition of the Board of Directors.

        (a)   Following the Closing and until the Charter Designation Termination Date, the Company shall take all actions necessary to preserve, and ensure the continuation of, the rights of the Preferred Share Purchaser (or, in the event the Preferred Share Purchaser has transferred any Apollo Preferred Shares to any of its Affiliates, the rights of the Majority Holders) to elect directors to the Company's board of directors (the "Board") pursuant to and in accordance with the articles of incorporation of the Company (as amended by the Certificate of Designation (as defined in the Purchase Agreement)) (the "Charter Designation Rights"), including, without limitation, by nominating for election (with respect to the Charter Designations Rights) the Persons proposed by the Preferred Share Purchaser (or, in the event the Preferred Share Purchaser has transferred all of the Apollo Preferred Shares to any of its Affiliates, the Majority Holders) pursuant to Section 1.1(c) below or otherwise.

        (b)   From and after the Charter Designation Termination Date and until an Investor Rights Termination Event, the Preferred Share Purchaser (or an Affiliate thereof designated by the Preferred Share Purchaser) shall have the right to appoint one observer on the Board (the "Board Observer") so long as it and/or its Affiliates hold any Securities (it being understood that a Board Observer shall have all the rights (other than voting rights) of a director on the Board, including (i) the right to attend all meetings of the Board as an observer, (ii) the right to receive advance notice of each meeting, including such meeting's time and place, at the same time and in the same manner as such notice is provided to the members of the Board, (iii) the right to receive copies of all materials, including notices, minutes, consents and regularly compiled financial and operating data distributed to the members of the Board at the same time as such materials are distributed to the Board, and to access the same information concerning the business and operations of the Company, and (iv) the right to discuss the affairs, finances and accounts of the Company with, and to make proposals and furnish advice with respect thereto, to the Board without voting).

        (c)   The Preferred Share Purchaser (or, in the event the Preferred Share Purchaser has transferred all of the Apollo Preferred Shares to any of its Affiliates, the Majority Holders) shall notify the Company of the identity of the proposed Investor Directors, in writing, no later than reasonably promptly after such information is reasonably requested by the Board or any committee thereof responsible for the nomination of directors for inclusion in (x) a proxy or information statement for a meeting of shareholders (or action by written consent) or (y) any other documents or reports to be filed by the Company with the SEC, together with all information about the proposed Investors Directors as shall be reasonably requested by the Board or any committee thereof responsible for the nomination of directors; provided, however, that in no event shall the Company require more information from the Preferred Share Purchaser or the Majority Holders regarding the proposed Investor Directors than is required for any other person nominated for election to the Board; provided, further, that in the event the Preferred Share Purchaser or the Majority Holders, as applicable, fails to provide any such notice, the persons then serving as the Investor Directors shall be deemed to be the proposed Investor Directors nominated for election for such meeting or written consent for purposes of this Section 1.2(c).

        (d)   Upon the request of the Preferred Share Purchaser, the Company shall cause one or more Investor Directors elected or serving in connection with the Charter Designation Rights to be appointed or elected to the boards of directors (or similar governing bodies) of any or all of the other Group Companies, such that the Investor Directors' representation on such boards will be proportionate to the Investor Directors' representation on the Board at such time.

        (e)   The provisions of the Certificate of Designation and this Article I are intended to provide the Preferred Share Purchaser and its Affiliates with the minimum Board representation rights set forth herein. Nothing in the Certificate of Designation or this Agreement shall prevent the Company from having a greater number of nominees or designees of the Preferred Share Purchaser and its Affiliates on the Board than otherwise provided herein.

        (f)    If the Company at any time after the Closing becomes eligible for the "controlled company" exception under the rules of the Principal Market as a result of the Investor Percentage Interest exceeding fifty percent (50%), the Company shall, upon the request of the Preferred Share Purchaser, take any and all action necessary to qualify the Company for such exception.

        (g)   If, after the date hereof, there is a change in applicable Law or the rules of the Principal Market that prohibits the Charter Designation Rights, then the Company shall use reasonable best efforts to remove such prohibitions and, if it is unsuccessful in doing so, the Company and the Preferred Share Purchaser will discuss in good faith amendments to the terms of the Certificate of Designation to remove such prohibition (it being acknowledged that in no event will the Preferred Share Purchaser be obligated to accept a lesser number of directors than a number equal to the Investor Percentage Interest multiplied by the outstanding number of directors on the Board).

        1.2    Committees.    From and after the Closing and until such time as the Preferred Share Purchaser (or the Majority Holders, as applicable) is no longer entitled to elect at least two members of the Board pursuant to the Charter Designation Rights, the Preferred Share Purchaser (or the Majority Holders, as applicable) shall be entitled to designate and appoint (and the Company shall cause such appointment (and the other appointments referred to in this Section 1.2) to occur and become effective) Investor Directors to serve on all of the committees of the Board in proportion to the Investor Directors' overall representation on the Board (rounded up or down to the nearest whole number); provided that the Preferred Share Purchaser (or the Majority Holders, as applicable) shall be entitled to designate and appoint at least one member to each committee so long as it is entitled to elect at least one member to the Board. In the event that an insufficient number of Investor Directors meet the eligibility requirements mandated by applicable Law or applicable national securities exchange rules (in either case from which the Company is not then exempt, by reason of operating under an applicable controlled company exemption or otherwise), the Preferred Share Purchaser (or the Majority Holders, as applicable) shall be entitled to designate and appoint a number of Investor Directors to such committee in a non-voting observer capacity as it would have been able to designate as full members in the absence of such ineligibility. Each such observer shall have the same rights as a director (other than voting rights), including the right to participate in all deliberations of each committee. Observers shall not be counted towards a quorum. The Company shall send to each such observer the notice of the time and place of such meeting in the same manner and at the same time as it shall send such notice to the committee members. The Company shall also provide to each such observer copies of all notices, reports, minutes and consents at the time and in the manner as they are provided to the committee members.

        1.3    Consent Rights.    From and after the Closing, the Company shall not, and shall cause each of its subsidiaries to not (the Company and its current and future subsidiaries together, the "Group Companies"), take, enter into or effectuate any of the following actions or transactions without the prior written approval of the Preferred Share Purchaser (provided that (x) the consent rights set forth below shall not be applicable for so long as the Investor Percentage Interest is less than the Initial Threshold, and (y) the consent rights set forth below (except for the consent rights set forth in subsections (a), (c), (d), (e), (f), (o), (p), (q), (r) (solely with respect to the Chief Executive Officer), (s) and (t) (solely with reference to the foregoing subsections)) shall terminate upon the Conversion Milestone):

          (a)   (i) any increase or decrease in the number of directors serving on the Board (or similar governing body) or any committee thereof, except as permitted by the terms of the Certificate of Designation, or (ii) any alteration of the powers of the Board (or similar governing body) or any committee thereof (including creating any new committee), except for any alterations of a non-material, routine or administrative nature which do not adversely affect the rights of the Investors Group;

          (b)   (i) approving or making material amendments to the annual budget of any Group Company (the "Annual Budget"), or (ii) making any expenditures or undertaking any transactions which would cause the Group Companies to, together with all other contemplated expenditures in the same budget period, deviate from a previously approved Annual Budget by more than five percent (5%) of the aggregate expenditures contemplated in such previously approved Annual Budget;

          (c)   (i) terminating the Company's status as a publicly listed company or terminating the registration of the Common Stock under the Securities Act of 1933 (the "Securities Act") or amending the Company's reporting obligations under the Exchange Act of 1934 (the "Exchange Act"), (ii) changing its (or any other Group Company's) jurisdiction of organization, or (iii) applying to list (or materially altering or terminating its listing) on any stock exchange;

          (d)   making any material change in the nature of its business or in its lines of business;

          (e)   changing its articles of incorporation, bylaws or other similar governing documents except for any alterations of a non-material, routine or administrative nature which do not adversely affect the rights of the Investors Group;

          (f)    creating or issuing any capital stock (including creating or issuing any new class of common stock of the Company other than the issuance for cash of the current class of Common Stock), any preferred stock (including any Apollo Preferred Shares or other shares of the Series A Preferred Stock of the Company) or any other equity-like or hybrid securities (including debt securities with equity components), including, without limitation, options, warrants, convertible, exchangeable or exercisable securities, stock appreciation rights or any other security or arrangement whose economic value is derived from the value of the equity of the Group Companies (an "Equity-based Security") (it being understood, for the avoidance of doubt, that the Company shall be permitted to (x) issue shares of its current class of Common Stock for cash without consent of the Preferred Share Purchaser, subject to the Investors Group rights in Sections 1.3(s) and 2.1 of this Agreement and (y) make issuances (other than of any Apollo Preferred Shares or other shares of the Series A Preferred Stock of the Company) to employees, directors and consultants (who are natural persons) pursuant to and in accordance with stock incentive plans of the Company that were publicly filed with the Commission prior to the date of the Purchase Agreement (provided that any such issuances are made in accordance with the terms, conditions and limitations of such plans as they existed as of the date of the Purchase Agreement, as modified with (i) the approval of the Company's stock holders and (ii) the separate written approval of the Preferred Share Purchaser);

          (g)   repurchasing or redeeming any equity securities or any Equity-based Security;

          (h)   declaring, setting aside, making or paying dividends or other distributions to any Person;

          (i)    authorizing, issuing, creating, or incurring any Indebtedness (or Liens relating to Indebtedness) or entry into any other binding commitments with any person with respect to such Indebtedness, other than (i) the issuance of the Notes pursuant to the Purchase Agreement and (ii) up to $75 million in the aggregate of Permitted Junior Debt (as defined in the Purchase Agreement);

          (j)    repaying, refinancing (by recapitalization or otherwise) or amending or otherwise modifying any Indebtedness prior to maturity thereof (including, without limitation, amending, waiving or otherwise modifying any terms of any Contracts entered into in connection with, or otherwise relating to, the Karlsson Purchase, whether through the amendment of any such Contracts, through the entry into new Contracts or arrangements, or otherwise), except as required by the terms of such Indebtedness;

          (k)   any individual or related series of dispositions of assets or businesses, whether by sale, transfer, assignment or otherwise, whether direct or indirect, with a value in excess of $200,000 individually or in excess of $500,000 when aggregated with all other dispositions in any twelve (12)-month period, except for the sale of potash in the ordinary course of business;

          (l)    selling or granting of any royalty (or similar) interests in, or other rights to payment based on the revenue of, the Group Companies or any assets or rights of the Group Companies; provided, that the Company shall be permitted to grant royalties in connection with the acquisition of property in the ordinary course of business, if (x) such royalty interests are granted to the seller of the acquired property and relate solely to the acquired property; and (y) either (i) such royalty interests are granted in connection with acquisitions of state-owned property, where the size of all state-owned properties as to which royalties are sold or granted under this proviso in any twelve (12)-month period does not exceed 1,500 acres in the aggregate and the royalties granted are substantially consistent with the published guidelines of the Arizona Bureau of Land Management, or (ii) the size of all non-state-owned properties as to which royalties are sold or granted under this proviso in any twelve (12)-month period does not exceed 500 acres in the aggregate and such royalty grants to the recipient only a percentage interest in gross potash production from the acquired property, not to exceed the following percentages:

            (i)    two percent (2%) if potash produced from the acquired property is sold at $200/tonne or less,

            (ii)   three percent (3%) if potash produced from the acquired property is sold at a price less than or equal to $300/tonne but greater than $200/t,

            (iii)  four percent (4%) if potash produced from the acquired property is sold at a price less than or equal to $400/tonne but greater than $300/t,

            (iv)  five percent (5%) if potash produced from the acquired property is sold at a price less than or equal to $500/tonne but greater than $400/t and

            (v)   six percent (6%) if potash produced from the acquired property is sold at a price greater than $500/tonne;

          (m)  except with respect to the acquisition of real property or interests in real property (which is covered by clause (n) below), any individual or related series of acquisitions of assets, securities or businesses, whether by purchase, transfer, assignment or otherwise, whether direct or indirect, and including investments in or formation of partnerships or joint ventures with third parties, with a value (or for consideration) in excess of $500,000 individually or $2,000,000 in any twelve (12)-month period when aggregated with all other acquisitions;

          (n)   any individual or related series of acquisitions of any real property or interests in real property with a value (or for consideration) in excess of $750,000 or in excess of $1,500,000 in any twelve (12)-month period when aggregated with all other acquisitions, other than pursuant to Contracts entered into after the date hereof that are permitted to be entered into hereunder and by Section 9.1 of the Purchase Agreement;

          (o)   any mergers, consolidations, recapitalizations, restructurings, reorganizations, business combinations, or change-of-control transactions involving any Group Company;

          (p)   (i) commencing a voluntary case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to any Group Company, or seeking to adjudicate any Group Company bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to any Group Company or any Indebtedness of any Group Company, (ii) seeking appointment of a receiver, trustee, custodian or other similar official for any Group Company or for all or any substantial part of any Group Company's assets, or (iii) the making of a general assignment for the benefit of any Group Company's creditors;

          (q)   entering into (or amending, altering or cancelling) any transaction or Contract (including, but not limited to, the purchase, sale, lease, or exchange of any property or the rendering of any service) with any Affiliate or Associate of the Group Companies;

          (r)   hiring or firing of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Commercial Officer, Project Manager or Mine Manager (or other executives or managers performing substantially similar roles), and entry into or amendments of (or any waivers under) any employment or similar agreements or other compensation arrangements with such persons;

          (s)   issuing to any Person or Group shares of Common Stock or Equity-based Securities which would result in such Person or Group (including Affiliates and Associates of such Person or Group) Beneficially Owning seven and one-half percent (7.5%) or more of the then-outstanding

  Common Stock or other equity of the Company (or voting power of the Company for the election of directors); or

          (t)    entering into any Contract or otherwise obligating the Group Companies to take any of the foregoing actions.

        1.4    Good Faith Dealing.    Until the occurrence of an Investor Rights Termination Event, without the prior consent of the Investors Group, the Company shall not take any action (or fail to take any action) to cause or permit the amendment of, or amend, its articles of incorporation (as amended by the Certificate of Designation (as defined in the Purchase Agreement)) or bylaws, or enter into any Contract (or amend an existing Contract), in each case in a manner that is adverse to, or conflicts with, any of the Investors Group's rights under this Agreement (including its registration rights hereunder) or its Charter Designation Rights, and shall perform its obligations herein in good faith.

        1.5    Termination of Investors Group Rights.    From and after the Closing, if the Investor Percentage Interest is less than the Initial Threshold, then at any time that the Investor Percentage Interest falls below a level at which the Majority Holders would be entitled to elect a number of Investor Directors pursuant to the Charter Designation Rights as are then serving, the Preferred Share Purchaser shall promptly notify the Company and, unless otherwise consented to by a majority of the non-Investor Directors on the Board, use its reasonable best efforts to cause a number of Investor Directors to promptly resign from the Board (including by taking action by written consent) such that immediately following such resignation there is only that number of Investor Directors that the Majority Holders are then entitled to elect based on the then-current Investor Percentage Interest.

ARTICLE II

OTHER COVENANTS

        2.1    Preemptive Rights.

        (a)   Each Royalty Purchaser will have the preemptive rights set forth in this Section 2.1 with respect to any issuance of any Common Stock or Equity-based Securities by any Group Company that are issued after the Closing (any such issuance other than those described in clauses (i) through (iii) below, a "Preemptive Rights Issuance"), except for (i) issuances to employees, directors and consultants pursuant to and in accordance with stock incentive plans of the Company that were publicly filed with the Commission prior to the date hereof (provided that any such issuances are made in accordance with the terms, conditions and limitations of such plans as they existed as of the date of hereof and without effect to any amendments or other modifications thereof after the date hereof unless approved by the Investors Group) or written agreements set forth on Schedule 9.13 of the Purchase Agreement (provided that any such issuances are made in accordance with the terms, conditions and limitations of such agreements as they existed as of the date hereof and without effect to any amendments or other modifications thereof after the date hereof unless approved by the Investors Group), (ii) issuances of shares of Common Stock as consideration in any merger approved by pursuant to Section 1.3(o), or (iii) issuances of shares of Common Stock pursuant to and in accordance with warrant agreements entered into (and publicly filed with the Commission) prior to the date of the Purchase Agreement and previously disclosed to the Investors Group (provided that any such issuances are made in accordance with the terms, conditions and limitations of such warrant agreements as they existed as of the date of the Purchase Agreement and without effect to any amendments or other modifications thereof after the date of the Purchase Agreement unless approved by the Investors Group). The preemptive rights in this Section 2.1 shall terminate at such time as the Investor Percentage Interest falls below ten percent (10%).

        (b)   If any Group Company at any time or from time to time effects a Preemptive Rights Issuance, such Group Company shall give written notice to each Royalty Purchaser a reasonable period in advance of such issuance (but in no event later than ten (10) days prior to such issuance), which notice shall set forth the number and type of the securities to be issued, the issuance date, the offerees or transferees, the price per security, and all of the other terms and conditions of such issuance, which shall be deemed updated by delivery of the final documentation for such issuance to each Royalty Purchaser. Each Royalty Purchaser may, by written notice to such Group Company (a "Preemptive Rights Notice") delivered no later than twenty-one (21) days after the consummation of such Preemptive Rights Issuance, elect to purchase (or designate an Affiliate thereof (including, without limitation, another Investor) to purchase) a number of securities specified in such Preemptive Rights Notice (which number may be any number up to but not exceeding such Royalty Purchaser's pro rata portion of the Preemptive Rights Cap Amount applicable to such Preemptive Rights Issuance), on the same terms and conditions as such Preemptive Rights Issuance (it being understood and agreed that (i) the price per security that the Investors shall pay shall be the same as the price per security set forth in the Preemptive Rights Notice, and (ii) the Investors shall not be required to comply with any terms, conditions, obligations or restrictions (including, without limitation, any non-compete, standstill or other limitations but excluding any remaining period of a transfer or lock-up restriction applicable at such time to other purchasers in such Preemptive Rights Issuance) not directly necessary for the effectuation of the sale or issuance of such securities). If the Royalty Purchasers exercise their preemptive rights hereunder with respect to such Preemptive Rights Issuance, the Company shall (or shall cause such subsidiary to) issue to the Royalty Purchasers (or their designated Affiliates) the number of securities specified in such Preemptive Rights Notice as soon as reasonably practicable thereafter. For the avoidance of doubt, in the event that the issuance of Common Stock or Equity-based Securities in a Preemptive Rights Issuance involves the purchase of a package of securities that includes Common Stock or Equity-based Securities and other securities in the same Preemptive Rights Issuance, each Royalty Purchaser shall have the right to acquire its applicable pro rata portion of such other securities, together with its applicable pro rata portion of such Common Stock or Equity-based Securities, in the same manner described above (as to amount, price and other terms).

        (c)   The election by any Royalty Purchaser not to exercise its preemptive rights hereunder in any one instance shall not affect its right (other than in respect of a reduction in the Investors Rights Percentage) as to any future Preemptive Rights Issuances. Each Royalty Purchaser shall be entitled to deliver its own notices and make its own elections for purposes of this Section 2.1, and the non-exercise by any Royalty Purchaser shall not affect the rights of any other Investor under this Section 2.1.

        (d)   For the avoidance of doubt, the Royalty Purchasers shall not have any preemptive rights under this Section 2.1 with respect to any issuance of any Common Stock or Equity-based Securities by any Group Company occurring at or prior to the Closing (a "Pre-Closing Issuance"). Each Investor's preemptive rights (if any) with respect to Pre-Closing Issuances shall be limited to their rights under Section 9.13 of the Purchase Agreement.

        2.2    Information Rights.

        (a)   From the Closing until the Investor Percentage Interest is less than five percent (5%), the Company will prepare and furnish the following to each Investor (and in the case of clause (iv), make available to each Investor):

          (i)    As soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Group Companies, a copy of the audited consolidated balance sheet of the Group Companies as at the end of each such fiscal year and the related audited consolidated statements of income, cash flows and changes in shareholders equity for such year of the Group Companies setting forth, in each case in comparative form the figures for the previous fiscal year, or, in the case of such balance sheet, for the last day of such fiscal year, all in reasonable detail.

          (ii)   As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of the Group Companies for the first three (3) fiscal quarters of a fiscal year, the unaudited consolidated balance sheet of the Group Companies as at the end of such quarter and the related consolidated statements of income, cash flows and changes in shareholders' equity for such quarter and the portion of the fiscal year of the Group Companies then ended, setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year, or, in the case of such balance sheet, for the last day of such period, all in reasonable detail.

          (iii)  As soon as available, (A) a copy of the operating and capital expenditure budgets for the Group Companies for such fiscal year, (B) monthly construction progress reports (containing detail on budget, schedule and key metrics), (C) monthly management accounts and periodic information packages relating to the operations and financial performance of the Group Companies, in each case in such form as the applicable Group Company prepares in the ordinary course of business, (D) unless already received by an Investor Director or a Board Observer, a copy of all information packages (and any other materials, documents or information) provided to the board of directors (or similar governing body) of any Group Company or any director thereof (including notices, minutes, consents and regularly or specially compiled financial and operating data distributed to the members of such board or body at the same time as such materials are distributed to such board or body) and (E) a copy of any information or reporting packages (and any other materials, certificates, documents or other information) provided directly or indirectly (including through trustees or other agents) to any or all lenders under the Project Finance Facility (as defined in the Purchase Agreement) or to any other lender to or debt financing source of any Group Company.

          (iv)  As soon as reasonably practicable after a request by any Investor to inspect, review or consult with (as applicable), all books and records and facilities and properties and management (including project managers and other key employees) of each Group Company at reasonable times and intervals.

          (v)   As soon as reasonably practicable, any other information reasonably requested by such Investor; provided that there is a tax, accounting, investment monitoring or other valid purpose for requesting such information.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        3.1    Representations and Warranties of the Investors.    Each Investor hereby represents and warrants to the Company as follows:

          (a)   Such Investor has been duly formed, is validly existing and is in good standing under the laws of its state of organization. Such Investor has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

          (b)   The execution and delivery by such Investor of this Agreement and the performance by such Investor of its obligations under this Agreement do not and will not conflict with, violate any provision of, or require the consent or approval of any Person under, Applicable Law, the organizational documents of such Investor, or any Contract to which such Investor is a party or to which any of its assets are subject.

          (c)   The execution, delivery and performance of this Agreement by such Investor has been duly authorized by all necessary corporate (or similar) action on the part of such Investor. This Agreement has been duly executed and delivered by such Investor and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Investor, enforceable against such Investor in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

        3.2    Representations and Warranties of the Company.    The Company hereby represents and warrants to the Investors Group as follows:

          (a)   The Company is a duly incorporated and validly existing corporation in good standing under the laws of the State of Nevada. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (b)   The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement do not and will not conflict with, violate any provision of, or require any consent or approval of any Person under, Applicable Law, the organizational documents of the Company, or any Contract to which the Company is a party or to which any assets of any Group Company are subject.

          (c)   The execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Investors Group, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

ARTICLE IV

REGISTRATION

        4.1    Demand Registrations.

        (a)    Requests for Registration.    Subject to Section 4.1(b), at any time after the Closing, the Investors Group may request in writing and require that the Company effect the registration (which, for avoidance of doubt, may be a Shelf Registration) of all or any part of the Registrable Securities held by any Investor (a "Registration Request") (which Registration Request shall specify the number of Registrable Securities intended to be registered and the intended method of distribution). Promptly after its receipt of any Registration Request, the Company will use its best efforts to register, as soon as practicable in accordance with the provisions of this Agreement, all Registrable Securities that have been requested to be registered in the Registration Request. Any registration requested by the Investors Group pursuant to this Section 4.1(a) is referred to in this Agreement as a "Demand Registration."

        (b)    Limitation on Demand Registrations.

        (i)    The Company shall not be required to (A) effect more than six (6) Demand Registrations (or more than three (3) in any twelve (12)-month period) or (B) effect more than three (3) Demand Registrations on Form S-1 (or more than one (1) in any twelve (12)-month period) (it being understood and agreed that the Company shall not be required to effect a Demand Registration on Form S-1 if the Company is S-3 eligible at such time and can successfully effectuate a Shelf Registration (including, if requested, an Underwritten Shelf Takedown thereunder) at such time with respect to the Registrable Securities requested to be registered by the Investors Group). No Demand Registration will count for the purposes of the limitations in this Section 4.1(b) unless the registration has been declared or ordered effective by the Commission and remains continuously effective until (I) in the case of a Shelf Registration, the date on which all Registrable Securities covered thereby have been sold pursuant to such registration (or if earlier, the first date on which no Registrable Securities remain outstanding) and (II) in the case of a registration statement that does not relate to a Shelf Registration, the earlier of (x) the date on which all Registrable Securities covered thereby have been sold pursuant to such registration (or if earlier, the first date on which no Registrable Securities remain outstanding) and (y) the close of business on the one hundred and eightieth (180th) day after such registration has been declared or ordered effective by the Commission.

        (ii)   The Company also shall not be required to effect any Demand Registration if the Company has notified the Investors Group that, in the good faith judgment of the Company, due to a pending material transaction or material event (other than the Demand Registration that is the subject of such Registration Request) it would be materially detrimental to the Company for such registration to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than thirty (30) days after receipt of the request of the Investors Group; provided that such right to delay a request shall be exercised by the Company not more than three (3) times in any twelve (12)-month period and not more than once in any four (4)-month period. If the Company postpones the filing of a prospectus or the effectiveness of a Registration Statement pursuant to this Section 4.1(b)(ii) , the Investors Group will be entitled to withdraw its Registration Request and, if such request is withdrawn, such registration request will not count for the purposes of the limitation set forth in this Section 4.1(b).

        (c)    Selection of Underwriters.    If any Demand Registration (or any Underwritten Shelf Takedown) is proposed to be underwritten, the lead underwriter (and all of the other underwriters, other than the second bookrunner) to administer the offering in connection with any such Demand Registration or Underwritten Shelf Takedown will be chosen by the Investors Group subject to prior consultation with the Company. The Company shall be entitled to designate a second bookrunner in any offering in connection with any such Demand Registration or Underwritten Shelf Takedown. In connection with any registered offering of the Company in which none of the Investors Group is offering any securities, so long as the Investor Percentage Interest is twenty percent (20%) or more at such time, the underwriters for such offering shall be selected by the mutual agreement of the Company and the Investors Group, each acting reasonably.

        (d)    Priority on Demand Registrations.    The Company will not include in any Demand Registration pursuant to this Section 4.1 (or any Shelf Takedown, whether an Underwritten Shelf Takedown or otherwise) any shares of Common Stock (or other securities) that are not Registrable Securities, without the prior written consent of the Investors Group. If the lead underwriter in a Demand Registration that is an underwritten offering advises the Company that in its reasonable opinion the number of Registrable Securities (and, if permitted hereunder, other shares of Common Stock requested to be included in such offering) exceeds the number of securities that can be sold in such offering without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), the Company will include in such offering only such number of securities that, in the reasonable opinion of such underwriter, can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, Registrable Securities of the Investors Group, (ii) second, if there is any additional availability after full satisfaction of clause (i) above, any shares of Common Stock to be sold by the Company, and (iii) third, if there is any additional availability after full satisfaction of clauses (i) and (ii) above, any shares of Common Stock requested to be included pursuant to the exercise of other contractual piggyback registration rights granted by the Company pro rata among such persons (if applicable) on the basis of the aggregate number of securities requested to be included by such persons.

        4.2    Piggyback Registrations.

        (a)    Right to Piggyback.    Whenever the Company proposes to register any shares of Common Stock (or securities convertible into or exercisable for shares of Common Stock) in connection with a Public Offering solely for cash (whether for its own account (a "Company Registration") or for the account of any other Person (other than the Investors Group) possessing contractual demand registration rights (a "Shareholder Registration")), other than pursuant to a Demand Registration or a

Special Registration, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice to the Investors Group of its intention to effect such a registration and, subject to Section 4.2(c), will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within fifteen (15) Business Days after the date of the Company's notice (a "Piggyback Registration") (it being understood and agreed that, for the avoidance of doubt, the Investors Group's election to include its Registrable Securities in such registration and/or sell its Registrable Securities in such related offering may be conditioned on the pricing achieved in the contemplated registration or offering). Subject to the foregoing, the Investors Group may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the fifth (5th) Business Day prior to the planned effective date of such Piggyback Registration. The Company may terminate or withdraw any registration under this Section 4.2 prior to the effectiveness of such registration, whether or not the Investors Group has elected to include Registrable Securities in such registration, and except for the obligation to pay Registration Expenses pursuant to Section 4.5, the Company will have no liability to the Investors Group in connection with such termination or withdrawal.

        (b)    Underwritten Registration.    If the registration referred to in Section 4.2(a) is proposed to be underwritten, the Company will so advise the Investors Group. In such event, the right of the Investors Group to registration pursuant to this Section 4.2 will be conditioned upon the Investors Group's participation in such underwriting and the inclusion of the Investors Group's Registrable Securities in the underwriting, and the Investors Group will (together with the Company and the other securityholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting in accordance with Section 4.1(c).

        (c)    Priority on Registrations.

        (i)    If a Piggyback Registration relates to an underwritten primary offering for a Company Registration, and the lead underwriter advises the Company that in its reasonable opinion the number of securities requested to be included in such registration exceeds the number that can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriter can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, the shares of Common Stock the Company proposes to sell, and (ii) second, if there is any additional availability after full satisfaction of clause (i) above, shares of Common Stock (including Registrable Securities) of any investors (including the Investors Group) who have requested registration of their securities pursuant to contractual piggyback registration rights (including pursuant to Section 4.2(a)), pro rata on the basis of the aggregate number of such securities or shares owned by each such investor.

        (ii)   If a Piggyback Registration relates to an underwritten offering for a Shareholder Registration, and the lead underwriter advises the Company that in its reasonable opinion the number of securities requested to be included in such registration exceeds the number that can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriter can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, the shares of Common Stock to be included by the investor that exercised its demand rights with respect to the Shareholder Registration, and (ii) second, if there is any additional availability after full satisfaction of clause (i) above, shares of Common Stock (including Registrable Securities) of any other investors (including the Investors Group) who have requested registration of their securities pursuant to contractual piggyback registration rights (including pursuant to Section 4.2(a)), pro rata on the basis of the aggregate number of such securities or shares owned by each such investor.

        4.3    Shelf Registration Statement.

        (a)   Not later than the earlier of thirty (30) days after (or, if the Company is not then S-3 eligible, sixty (60) days after) (x) Project Completion (as defined in the Purchase Agreement) or (y) a written request by the Investors Group, the Company shall file with the Commission either (i) a Shelf Registration Statement or (ii) pursuant to Rule 424(b) under the Securities Act, a prospectus supplement that shall be deemed to be part of an existing Shelf Registration Statement in accordance with Rule 430B under the Securities Act, in each case relating to the offer and sale of all of the Registrable Securities (the "Shelf Registration"). The Company shall, if such Shelf Registration Statement is not automatically effective, use its best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act as soon as possible after filing. The Company shall amend or supplement such Shelf Registration Statement to include additional Registrable Securities. The Company shall use its best efforts to cause the Shelf Registration Statement to remain effective, including by filing a replacement Shelf Registration Statement upon the expiration of the original Shelf Registration Statement until such time as there are no remaining Registrable Securities, and amend the Shelf Registration Statement from time to time as requested by the Investors Group to permit disposition of Registrable Securities pursuant thereto in accordance with the preferred method of distribution of Securities under the Shelf Registration Statement of the Investors Group.

        (b)   The Investors Group shall be entitled, at any time and from time to time when a Shelf Registration Statement is effective, to sell such Registrable Securities as are then registered pursuant to such Shelf Registration Statement, in any manner as provided in its notice to the Company (including in any underwritten offering, if so requested) (each such sale, a "Shelf Takedown"); provided, that, (i) if such Shelf Takedown is to be underwritten (an "Underwritten Shelf Takedown"), the Investors Group shall provide the Company at least thirteen (13) Business Days' written notice prior to the expected closing of such Underwritten Shelf Takedown (it being understood and agreed that, notwithstanding anything to the contrary herein, there shall be no aggregate limit to the number of Underwritten Shelf Takedowns that may be required to be consummated hereunder (except that the parties hereto agree that no more than three (3) Underwritten Shelf Takedowns may be required to be consummated hereunder in any twelve (12)-month period)) and (ii) if such takedown does not involve an Underwritten Shelf Takedown (a "Non-Underwritten Shelf Takedown"), the Investors Group shall provide the Company at least five (5) Business Days' written notice prior to the expected closing of such Non-Underwritten Shelf Takedown (it being understood and agreed that, notwithstanding anything to the contrary herein, there shall be no limit to the number of Non-Underwritten Shelf Takedowns that may be required to be consummated hereunder). The Investors Group shall give the Company prompt written notice after the consummation of each Shelf Takedown.

        4.4    Registration Procedures.    Subject to Section 4.1(b), whenever the Investors Group has requested that any Registrable Securities be registered pursuant to Section 4.1 or 4.2 of this Agreement (including with respect to a Shelf Registration and any Underwritten Shelf Takedowns or Non-Underwritten Shelf Takedowns), the Company will use its best efforts to effect the registration and sale of such Registrable Securities as soon as reasonably practicable in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall use its best efforts to as expeditiously as reasonably practicable:

          (a)   With respect to a Demand Registration or a Piggyback Registration, prepare and file with the Commission a registration statement with respect to such Registrable Securities (which, for the avoidance of doubt, may be a Shelf Registration and any Underwritten Shelf Takedowns or Non-Underwritten Shelf Takedowns) and use its best efforts to cause such registration statement to become effective, or prepare and file with the Commission a prospectus supplement with respect to such Registrable Securities pursuant to an effective registration statement and, upon the request of the Investors Group, keep such registration statement effective or such prospectus supplement current, until (i) in the case of a Shelf Registration, the date on which all Registrable Securities covered thereby have been sold pursuant to such registration (or if earlier, the first date on which no Registrable Securities remain outstanding) and (ii) in the case of any registration statement not related to a Shelf Registration, the earlier of (A) the date on which all Registrable Securities covered thereby have been sold pursuant to such registration (or if earlier, the first date on which no Registrable Securities remain outstanding) and (B) the close of business on the one hundred and eightieth (180th) day after such registration has been declared or ordered effective by the Commission;

          (b)   Prepare and file with the Commission such amendments and supplements to the applicable registration statement and the prospectus or prospectus supplement used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a);

          (c)   Furnish to the Investors Group such number of copies of the applicable registration statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as it may reasonably request in order to facilitate the disposition of Registrable Securities owned by it;

          (d)   Use its best efforts to register and qualify the securities covered by such registration statement under such other securities, blue sky or other laws of such jurisdictions as shall be reasonably requested by the Investors Group, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the securities owned by the Investors Group; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

          (e)   Enter into customary agreements (including, if the method of distribution is by means of an underwriting, an underwriting agreement in customary form with the managing underwriter(s) of such offering) and take such other actions (including participating in and making documents available for the due diligence review of underwriters if the method of distribution is by means of an underwriting) as are reasonably required in order to facilitate the disposition of such Registrable Securities;

          (f)    With respect to a Demand Registration (including any Shelf Takedowns), at the request of the Investors Group, cause its senior executives to participate, at the Company's expense, in customary investor presentations and "road shows" (to be scheduled in a collaborative manner so as not to unreasonably interfere with the conduct of the business of the Company);

          (g)   Notify the Investors Group at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the applicable prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

          (h)   Make such representations and warranties to the Investors Group of the Registrable Securities covered by the applicable registration statement and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in an underwritten Public

  Offering and deliver such documents and certificates as may be reasonably requested by the Investors Group and the managing underwriter, if any, to evidence compliance with the foregoing and with any customary conditions contained in the applicable underwriting agreement or other agreement entered into by the Company;

          (i)    Use its best efforts to furnish to the managing underwriter, if any, and the Investors Group (1) an opinion of outside legal counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten Public Offering, addressed to the underwriters and the Investors Group, and (2) a "comfort letter" from the independent registered public accountants of the Company addressed to the Investors Group and the underwriters, if any, in form and substance as is customarily given by independent registered public accountants to underwriters in an underwritten Public Offering;

          (j)    Give written notice to the Investors Group:

            (i)    when any Registration Statement relating to such registrations or any amendment thereto has been filed with the Commission and when such registration statement or any post-effective amendment thereto has become effective;

            (ii)   of any request by the Commission for amendments or supplements to any registration statement filed in connection therewith or the prospectus included therein or for additional information;

            (iii)  of the issuance by the Commission of any stop order suspending the effectiveness of any registration statement filed in connection therewith or the initiation of any proceedings for that purpose;

            (iv)  of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

            (v)   of the happening of any event that requires the Company to make changes in any effective registration statement filed in connection therewith or the prospectus related to the registration statement in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made).

          (k)   Use its best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any registration statement referred to in Section 4.4(j)(iii) at the earliest practicable time;

          (l)    Upon the occurrence of any event contemplated by Section 4.4(j)(v) above, promptly (and in any event within five (5) Business Days) prepare a post-effective amendment to such registration statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Investors Group, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Investors Group in accordance with Section 4.4(j)(v) above to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then the Investors Group shall suspend use of such prospectus and use its commercially reasonable efforts to return to the Company all hard copies of such prospectus (at the Company's expense) other than permanent file copies then in the Investors Group's possession, and the period of effectiveness of such registration statement provided for above shall be extended by the number of days from and including the date of the giving of such notice to the date Investors Group shall have received such amended or supplemented prospectus pursuant to this Section 4.4(l);

          (m)  Use its best efforts to procure the cooperation of the Company's transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Investors Group or the underwriters;

          (n)   If requested by the managing underwriter or the Investors Group, promptly incorporate in a supplement or post-effective amendment such information as the managing underwriter and the Investors Group agree should be included therein relating to the sale of the Registrable Securities, including, without limitation, information with respect to the number of shares of Registrable Securities being sold to underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such underwritten offering, and make all required filings of such supplement or post-effective amendment as soon as notified of the matters to be incorporated in such supplement or post-effective amendment;

          (o)   Cooperate with the Investors Group and the managing underwriter, if any, to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registrable Securities to be sold, and cause such Registrable Securities to be in such denominations and registered in such names as the managing underwriter may reasonably request at least three (3) Business Days prior to any sale of Registrable Securities to the underwriters;

          (p)   Cause all Registrable Securities covered by the applicable registration statement to be listed on any national securities exchange on which the Common Stock is then listed;

          (q)   Following reasonable advance notice, make available for inspection by representatives of the Investors Group, any underwriter participating in any disposition pursuant to the applicable registration statement, and any attorney or accountant retained by the Investors Group or any such underwriter, all relevant financial and other records and pertinent corporate documents and properties of the Company, as shall be reasonably deemed necessary to the Investors Group or any such underwriter, and cause the Company's officers, directors and employees to supply all relevant information, reasonably requested by the Investors Group, underwriter, attorney or accountant in connection with the applicable registration as is customary for similar due diligence examinations during normal business hours at the offices where such information is normally kept; and

          (r)   Otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make generally available to the Company's securityholders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act, (A) covering the twelve (12)-month period commencing at the end of the fiscal quarter in which the applicable registration statement becomes effective, within forty-five (45) days of the end of such twelve (12)-month period, and (B) beginning with the first month of the Company's first fiscal quarter commencing after the effective date of the applicable registration statement, which statements shall cover such twelve (12)-month period.

        4.5    Registration Expenses.    Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the investors of the securities so registered pro rata on the basis of the aggregate offering or sale price of the securities so registered.

        4.6    Participation in Underwritten Registrations.    The Investors Group shall not participate in any registration hereunder that is underwritten unless the Investors Group (i) agrees to sell its Registrable Securities on the basis provided in any underwriting arrangements approved by the Investors Group (including, pursuant to the terms of any over allotment or "green shoe" option requested by the managing underwriter(s); provided that the Investors Group will not be required to sell more than the number of Registrable Securities that the Investors Group has requested the Company to include in any registration), (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, and (iii) cooperates with the Company's reasonable requests in connection with such registration or qualification (it being understood that the Company's failure to perform its obligations hereunder, which failure is caused by the Investors Group's failure to so cooperate, will not constitute a breach by the Company of this Agreement).

        4.7    Rules 144 and 144A and Regulation S.    The Company covenants that it will file any and all reports required to be filed by it under the Securities Act and the Exchange Act (or, if the Company is not required to file such reports, it will make publicly available such necessary information for so long as necessary to permit sales pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act) and that it will take such further action as the Investors Group may reasonably request, all to the extent required from time to time to enable the Investors Group to sell its Securities (including, without limitation, its Notes and its Registrable Securities) without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, Rule 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission. Upon the written request of the Investors Group, the Company will deliver to the Investors Group a written statement as to whether it has complied with such requirements.

        4.8    Holdback.    The Company agrees that, if requested by the underwriters managing any underwritten offering of Registrable Securities, the Company (whether or not participating in such offering) agrees not to, and agrees to use its reasonable best efforts to cause each of its officers and directors other than an Investor Director (whether or not participating in such offering) not to, issue or Transfer any shares of Common Stock or any securities convertible into or exchangeable or exercisable for shares of Common Stock without the prior written consent of such underwriters, during the period specified by the managing underwriters, which period shall not exceed ten (10) days prior or ninety (90) days following any registered offering of such Registrable Securities; provided that the Investors Group shall have likewise agreed with such underwriters and the Company not to Transfer any Registrable Securities during such period pursuant to an agreement that is substantially identical to the lock-up agreement to be signed by the Company, which agreement may not be waived or amended without the consent of the Company. This Section 4.9 shall not apply to any offering of Registrable Securities effected pursuant to a Registration Request made during the period following the filing of any registration statement with the Commission with respect to any offering by the Company of shares of Common Stock or any securities convertible into or exchangeable or exercisable for shares of Common Stock until ninety (90) days after the date on which such registration statement is declared effective.

        4.9    Furnishing Information.

        (a)   It shall be a condition to the obligations of the Company to file any registration statement pursuant to Section 4.1 that the Investors Group shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of such securities reasonably requested by the Company to the extent such information is necessary to effect the registration of its Registrable Securities.

 ARTICLE V

INDEMNIFICATION

        5.1    Indemnification.

        (a)   The Company agrees to indemnify and hold harmless the Investors, their respective officers, directors, managers, employees, fiduciaries and general and limited partners and each Person who is a controlling Person of any of the Investors within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (and the officers, directors, managers, employees, fiduciaries and general and limited partners thereof) (each such person being referred to herein as a "Covered Person") against, and pay and reimburse such Covered Persons for, any losses, claims, damages or liabilities, joint or several, to which such Covered Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, prospectus or preliminary prospectus used to register Registrable Securities pursuant to this Agreement or any amendment thereof or supplement thereto, or any document incorporated by reference therein, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) any violation by the Company of any federal, state or common law rule, regulation or law applicable to the Company and relating to action required of or inaction by the Company in connection with any registration or offering of Registrable Securities, and the Company will pay and reimburse such Covered Persons for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, damage, liability, action or proceeding; provided that the Company shall not be liable to a Covered Person in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made or incorporated by reference in such Registration Statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or any document incorporated by reference therein, in reliance upon, and in conformity with, written information prepared and furnished to the Company by such Covered Person expressly for use therein, or arises out of or is based on the failure of the Investors Group to deliver a copy of the Registration Statement or prospectus or any amendments or supplements thereto after the Company has furnished the Investors Group with copies thereof.

        (b)   In connection with any Registration Statement in which any Investor is participating, the Investor shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or prospectus and shall indemnify and hold harmless the Company, its directors and officers and any Person who is or might be deemed to be a controlling person of the Company or any of its subsidiaries within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any losses, claims, damages, liabilities, joint or several, to which the Company or any such director, officer, or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent (x) that such untrue statement or omission is made in such Registration Statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information prepared and furnished to the Company by the Investor expressly for use therein and (y) such statement or omission was not corrected in a subsequent writing prior to or concurrently with the sale of the securities to the Person asserting such loss, and the Investor will reimburse the Company and each such director, officer and controlling Person for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, damage, liability, action or proceeding; provided that the obligation to indemnify and hold harmless and reimburse shall be individual and several to each Investor and shall be limited to the net proceeds received by such Investor from the sale of its Registrable Securities pursuant to the offering which gives rise to the right to so indemnify, hold harmless and reimburse (less the aggregate amount of any damages that the Investor has otherwise been required to pay in respect of such loss, claim, damage, liability, action or expense or any substantially similar loss, claim, damage, liability, action or expense arising from the sale of such Registrable Securities).

        (c)   Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission to so notify the indemnifying party shall not relieve it from any liability under such subsection except to the extent that the indemnifying party is actually prejudiced by such failure to notify. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any other legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. Notwithstanding the foregoing, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified person unless the indemnifying party and the indemnified party shall have mutually agreed to the contrary or the named parties in any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them. It is understood and agreed that the indemnifying party shall not, in connection with any proceeding or related proceeding, be liable for the fees and expenses of more than one separate firm (in addition to any one firm of local counsel for each jurisdiction) retained by the indemnified persons for all indemnified persons and that all such fees and expenses of such separate counsel shall be reimbursed as they are incurred. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably denied, withheld, conditioned or delayed, but if settled with such consent or if there shall be a judgment for the plaintiff, the indemnifying party agrees to indemnify each indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to (or an admission of) fault, culpability or a failure to act, by or on behalf of any indemnified party.

        (d)   The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the registration and sale of any securities by any Person entitled to any indemnification hereunder and the expiration or termination of this Agreement.

        (e)   If the indemnification provided for in Section 5.1(a) or Section 5.1(b) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party thereunder, will contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions or violations that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relevant fault of the indemnifying party and the indemnified party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount any Investor shall be obligated to contribute pursuant to this Section 5.1(e) shall be limited to an amount equal to the net proceeds received by such Investor from the sale of its Registrable Securities pursuant to the offering which gives rise to such obligation to contribute (less the aggregate amount of any damages that the Investor has otherwise been required to pay in respect of such loss, claim, damage, liability, action or expense or any substantially similar loss, claim, damage, liability, action or expense arising from the sale of such Registrable Securities). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE VI

DEFINITIONS

        6.1    Defined Terms.    Capitalized terms when used in this Agreement have the following meanings:

          "Affiliate" means, with respect to any Person, any Person who directly or indirectly Controls, is Controlled by, or is under common Control with the specified Person. For purposes of this Agreement, Apollo Global Management, LLC and its Affiliates shall not be deemed to be Affiliates of the Company or any of its Subsidiaries.

          "Agreement" has the meaning set forth in the Preamble.

          "Annual Budget" has the meaning set forth in Section 1.3(b).

          "Applicable Law" means all applicable provisions of (i) constitutions, statutes, laws, rules, regulations, ordinances, codes or orders of any Governmental Entity, and (ii) any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Entity.

          "Apollo Warrants" has the meaning set forth in the Purchase Agreement.

          "Apollo Preferred Shares" has the meaning set forth in the Purchase Agreement.

          "Associate" means, with respect to any Person, (a) such Person's directors, managers or executive or senior officers and (b) (i) a corporation or organization (other than the Group Companies) of which such director, manager or officer is an officer, director or partner or is, directly or indirectly, the Beneficial Owner of ten percent (10%) or more of any class of equity securities, (ii) any trust or other estate in which such director, manager or officer has a substantial beneficial interest or as to which such director, manager or officer serves as trustee or in a similar capacity, and (iii) any relative or spouse of such director, manager or officer, or any relative of such spouse, who has the same home as such director, manager or officer or who is a director, manager or officer of any of the Group Companies.

          "Beneficially Own" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act without giving effect to the sixty (60)-day limitation on determining beneficial ownership contained in Rule 13d-3(d)), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

          "Board" has the meaning set forth in Section 1.1.

          "Board Observer" has the meaning set forth in Section 1.1(b).

          "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

          "Certificate of Designation" has the meaning set forth in the Purchase Agreement.

          "Charter Designation Rights" has the meaning set forth in Section 1.1(a).

          "Charter Designation Termination Date" means the first date following the Closing Date (as defined in the Purchase Agreement) on which the Charter Designation Rights no longer entitle the Majority Holders to elect directors to the Board.

          "Closing" has the meaning set forth in the Purchase Agreement.

          "Closing Date" has the meaning set forth in the Purchase Agreement.

          "Commission" means the Securities and Exchange Commission or any other federal agency administering the Securities Act.

          "Common Stock" has the meaning set forth in the Recitals.

          "Company" has the meaning set forth in the Preamble.

          "Company Registration" has the meaning set forth in Section 4.2(a).

          "Contract" means any contract, agreement, obligation, note, bond, mortgage, indenture, guarantee, agreement, subcontract, lease or undertaking (whether written or oral and whether express or implied).

          "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          "Covered Person" has the meaning set forth in Section 5.1(a).

          "Conversion Milestone" has the meaning set forth in the Purchase Agreement.

          "Demand Registration" has the meaning set forth in Section 4.1(a).

          "Equity-based Security" has the meaning set forth in Section 1.3(f).

          "Exchange Act" has the meaning set forth in Section 1.3(c).

          "Governmental Entity" means any foreign, federal or local government, or regulatory or enforcement authority of any such government or any court, administrative agency or commission or other authority or instrumentality of any such government.

          "Group" has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

          "Group Companies" has the meaning set forth in Section 1.3.

          "Indebtedness" has the meaning set forth in the Purchase Agreement.

          "Initial Threshold" means twenty percent (20%).

          "Investment Fund" means any investment fund or separate investment account that is managed by any Investor or its Affiliates.

          "Investor" means (i) each of the Investors (as defined in the Preamble), and (ii) any Permitted Transferee (x) who acquires Securities (or to whom Securities are Transferred), whether from an Investor, the Company or otherwise or (y) to whom any rights, interests or obligations hereunder are assigned pursuant to Section 7.4.

          "Investors Group" has the meaning set forth in the Preamble (and shall be deemed to include any other Persons who become "Investors" after the date here, including any Permitted Transferees).

          "Investor Director" means a director who has been elected or appointed to the Board by the Preferred Share Purchaser or the Majority Holders (pursuant to and in accordance with the Charter Designation Rights).

          "Investor Percentage Interest" means, as of any date of determination, the percentage of the total number of votes that may be cast in the election of directors generally of the Company that is represented by the Securities (or any other securities of the Company) Beneficially Owned by the Investors Group, any of its Affiliates and its or their Permitted Transferees, in the aggregate (for purposes of this definition, treating any Apollo Warrants held at such time by such Persons as having been exercised by such Persons for all of the shares of Common Stock underlying such Apollo Warrants, with such Persons having Beneficial Ownership over such shares).

          "Investor Representative" has the meaning set forth in Section 7.2.

          "Investor Rights Termination Event" shall be deemed to occur if, as of the end of any Business Day following the Closing, none of the Investors Beneficially Own any Securities.

          "Karlsson Purchase" means the transactions contemplated by that certain Membership Interest Purchase Agreement, dated as of May 30, 2012, between Prospect Global Resources, Inc., a Delaware corporation, and Karlsson Group, Inc., an Arizona corporation, including all ancillary agreements and documentation entered in connection therewith.

          "Liens" has the meaning set forth in the Purchase Agreement.

          "Majority Holders" has the meaning set forth in the Certificate of Designations.

          "Non-Underwritten Shelf Takedown" has the meaning set forth in Section 4.3(b).

          "Notes" has the meaning set forth in the Purchase Agreement

          "Notes Purchaser" means the Investors set forth in Schedule A under such heading, and shall include any Permitted Transferee of any such Investor.

          "Permitted Junior Debt" has the meaning set forth in the Purchase Agreement (except that the incurrence or issuance thereof occurs after the Closing).

          "Permitted Transferee" means, with respect to any Investor, any Affiliate or Investment Fund of such Investor (or of any of the members or limited partners of such Investor) that agrees to be bound by the provisions of this Agreement as if it were an Investor by executing and delivering to the Company a joinder in substantially the form attached hereto as Exhibit A.

          "Person" means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

          "Piggyback Registration" has the meaning set forth in Section 4.2(a).

          "Pre-Closing Issuance" has the meaning set forth in Section 2.1(d).

          "Preemptive Rights Cap Amount" means, with respect to a Preemptive Rights Issuance, a number of securities which, if divided by the sum of (i) such number of securities plus (ii) the number of securities issued in such Preemptive Rights Issuance, would represent a percentage that is equal to the Investor Percentage Interest (as of immediately prior to the Preemptive Rights Issuance). A Royalty Purchaser's "pro rata portion" of the Preemptive Rights Cap Amount applicable to a Preemptive Rights Issuance shall be determined by the Investor Group, from time to time, with notice to the Company, in a manner intended to maintain the relative percentage interests of ownership of Company securities of the Royalty Purchasers and their ultimate investors.

          "Preemptive Rights Issuance" has the meaning set forth in Section 2.1(a).

          "Preemptive Rights Notice" has the meaning set forth in Section 2.1(b).

          "Principal Market" means the Nasdaq Stock Exchange, or, if the Nasdaq Stock Exchange is not the principal trading market for the shares of Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded.

          "Preferred Share Purchaser" means the Investor set forth in Schedule A under such heading, and shall include any Permitted Transferee of any such Investor.

          "Project Completion" has the meaning set forth in the Purchase Agreement.

          "Project Finance Facility" has the meaning set forth in Section 2.2(a)(iii).

          "Public Offering" means a public offering of securities of the Company pursuant to an effective Registration Statement under the Securities Act (other than a Special Registration).

          "Purchase Agreement" has the meaning set forth in the Recitals.

          "Register," "registered" and "registration" shall refer to a registration effected by preparing and (i) filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement or (ii) filing a prospectus and/or prospectus supplement in respect of an appropriate effective registration statement on Form S-3.

          "Registrable Securities" means the shares of Common Stock (including such shares underlying the Notes or Apollo Warrants) held by the Investors Group; provided that the Investors Group can convert or exercise the Notes or Apollo Warrants to Common Stock prior to consummating any offering, and provided, further, that the shares of Common Stock shall cease to be Registrable Securities when (i) they are sold pursuant to an effective registration statement under the Securities Act, (ii) they are sold pursuant to Rule 144 under the Securities Act or (iii) they shall have ceased to be outstanding.

          "Registration Expenses" means all expenses incurred by the Company in effecting any registration pursuant to this Agreement, including all registration and filing fees, Financial Industry Regulatory Authority, Inc. fees, printing expenses, fees and disbursements of counsel for the Company, fees and disbursements of one counsel for the Investors Group, blue sky fees and expenses and expenses of the Company's independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include Selling Expenses.

          "Registration Request" has the meaning set forth in Section 4.1(a).

          "Registration Statement" means the prospectus and other documents filed with the Commission to effect a registration under the Securities Act.

          "Royalty Purchaser" means the Investors set forth in Schedule A under such heading, and shall include any Permitted Transferee of any such Investor.

          "SEC" means the United States Securities and Exchange Commission.

          "Securities" shall have the meaning set forth in the Recitals (and shall also be deemed to refer to and include any other securities of any Group Company held by the Investors Group).

          "Securities Act" has the meaning set forth in Section 1.3(c).

          "Selling Expenses" means all underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registrable Securities hereunder, fees and disbursements of counsel for any Investors to the extent the same does not constitute a Registration Expense, and any Registration Expenses required by Applicable Law to be paid by a selling shareholder.

          "Shareholder Registration" has the meaning set forth in Section 4.2(a).

          "Shelf Registration" has the meaning set forth in Section 4.3(a).

          "Shelf Registration Statement" means a Registration Statement on Form S-3 (or any successor or similar provision) or any similar short-form or other appropriate Registration Statement that may be available at such time, in each case for an offering to be made on a continuous or delayed basis pursuant to Rule 415 (or any successor or similar provision) under the Securities Act covering Registrable Securities. To the extent that the Company is a "well-known seasoned issuer" (as such term is defined in Rule 405 (or any successor or similar rule) of the Securities Act), a "Shelf Registration Statement" shall be deemed to refer to an "automatic shelf registration statement," as such term is defined in Rule 405 (or any successor or similar rule) of the Securities Act.

          "Shelf Takedown" has the meaning set forth in Section 4.3(b).

          "Special Registration" means the registration of (i) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or any successor or similar forms) or (ii) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants or sales agents, distributors or similar representatives of the Company or its direct or indirect subsidiaries or in connection with dividend reinvestment plans.

          "Transfer" means (i) any direct or indirect sale, assignment, disposition or other transfer, either voluntary or involuntary, of any capital stock or interest in any capital stock or (ii) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise.

          "Underwritten Shelf Takedown" has the meaning set forth in Section 4.3(b).

        6.2    Terms Generally.    The words "hereby," "herein," "hereof," "hereunder" and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears. All references herein to "Articles" and "Sections" shall be deemed references to Articles and Sections of this Agreement unless the context shall otherwise require. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." References to "$" or "dollars" means United States dollars. The definitions given for terms in this Article VI and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References herein to any agreement or letter

(including the Purchase Agreement) shall be deemed references to such agreement or letter as it may be amended, restated or otherwise revised from time to time (provided any reference to the "date of the Purchase Agreement" shall mean November 29, 2012).

ARTICLE VII

MISCELLANEOUS

        7.1    Term.    This Agreement will be effective as of the Closing and, except as otherwise set forth herein, will continue in effect thereafter until the earliest of (a) an Investor Rights Termination Event or (b) its termination by the consent of all parties hereto or their respective successors-in-interest. Notwithstanding any termination (other than a termination pursuant to the last sentence of this Section 7.1) or expiration of this Agreement, the provisions set forth in Article V and in Article VII shall survive such termination. This Agreement shall terminate and be of no further force and effect if the Purchase Agreement shall terminate prior to the Closing.

        7.2    Investors Group Actions.    The parties hereto agree that any right granted to the "Investors Group" (but not to individual "Investors") under this Agreement, including any consent or approval rights, shall be exercised exclusively by the Preferred Share Purchaser, or such other Investor as designated by the Investor Group from time to time (the "Investor Representative") on behalf of the Investors Group, and only an act of the Investor Representative on behalf of the Investors Group shall be deemed to be an act of the Investors Group for purposes of this Agreement.

        7.3    Amendments and Waivers.    Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and the Investors Group. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

        7.4    Successors and Assigns.    Except as otherwise provided below, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the Company and the Investors Group. Notwithstanding the foregoing, (i) an Investor may assign all or any portion of its rights, interests or obligations under this Agreement to a Permitted Transferee of such Investor (whether such assignment occurs prior to, at or after the Closing), (ii) an Investor may assign all or any portion of its rights, interests or obligations under Articles IV and V to any Person to whom such Investor Transfers Registrable Securities, and (iii) this Agreement may be assigned by operation of law by the Company. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 7.4 shall be void. Upon any assignment by Investors, Schedule A shall be updated to reflect the effect of any such assignment.

        7.5    Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        7.6    Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

        7.7    Entire Agreement.    This Agreement (including the documents and the instruments referred to in this Agreement), together with the Purchase Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

        7.8    Governing Law; Jurisdiction.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (excluding choice-of-law principles of the laws of such State that would permit the application of the laws of a jurisdiction other than such State), other than to the extent the laws of the State of Nevada (including chapters 78 and 92A of the Nevada Revised Statutes) mandatorily apply, without regard to any applicable conflicts-of-law principles. The parties hereto agree that any suit, action or proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan, or the courts of the State of New York located in the City and County of New York, Borough of Manhattan. Each of the parties hereto submits to the exclusive jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

        7.9    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        7.10    Specific Performance.    The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 7.8, in addition to any other remedy to which they are entitled at law or in equity.

        7.11    No Third-Party Beneficiaries.    Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party's respective heirs, successors and permitted assigns, all of whom shall be third-party beneficiaries of this Agreement; provided that (i) for the avoidance of doubt, any Permitted Transferee, or other Transferee to whom rights are assigned pursuant to Section 7.4, shall be an intended third-party beneficiary hereof and (ii) the Persons indemnified under Article V are intended third-party beneficiaries of Article V.

        7.12    Notices.    All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier

(with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  If to the Company, to:

    Prospect Global Resources Inc.
    1401 17th Street
    Suite 1550
    Denver, CO 80439
    Attention: Chief Executive Officer
    Facsimile: 303-990-8440

    with a copy to (which shall not constitute notice):

    Brownstein Hyatt Farber Schreck, LLP
    410 17th Street
    Suite 2200
    Denver, CO 80439
    Attention: Jeff Knetsch
    Facsimile: 303-223-1160

  If to any Investors or the Investors Group, to:

    c/o Apollo Global Management, LLC
    9 West 57th Street
    New York, NY 10019
    Attention: Laurie Medley
    Facsimile: (646) 607-0528

    with a copy to (which shall not constitute notice):

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, NY 10019
    Attention: Andrew Nussbaum
                      Ante Vucic
    Facsimile: 212-403-2000

        7.13    Stock Dividends, Etc.    The provisions of this Agreement shall apply to any and all shares of capital stock of the Company or other Group Company or any successor or assignee of the Company or other Group Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution for the shares of Common Stock, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Company or other Group Company as so changed.

        7.14    Effectiveness.    This Agreement shall become effective as of the Closing.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

PROSPECT GLOBAL RESOURCES INC.
By:	/s/ PATRICK L. AVERY
Name: Patrick L. Avery Title: Chief Executive Officer and President

AIF VII PG O&R HOLDINGS, L.P.
By:	Apollo Advisors VII (APO FC), L.P., its general partner
By:	Apollo Advisors VII (APO FC-GP), LLC, its general partner
By:	/s/ LAURIE D. MEDLEY
Name: Laurie D. Medley Title: Vice President

AIF VII PG HOLDINGS, L.P.
By:	Apollo Advisors VII, L.P., its general partner
By:	Apollo Capital Management VII, LLC, its general partner
By:	/s/ LAURIE D. MEDLEY
Name: Laurie D. Medley Title: Vice President

ANRP PG HOLDINGS, L.P.
By:	Apollo ANRP Advisors, L.P., its general partner
By:	Apollo ANRP Capital Management, LLC, its general partner
By:	/s/ LAURIE D. MEDLEY
Name: Laurie D. Medley Title: Vice President

ANRP PG O&R HOLDINGS, L.P.
By:	Apollo ANRP Advisors (APO FC), L.P., its general partner
By:	Apollo ANRP Advisors (APO FC-GP), LLC, its general partner
By:	/s/ LAURIE D. MEDLEY
Name: Laurie D. Medley Title: Vice President

AP PG GOLDEN SHARE, LLC
By:	Apollo Management VII, L.P., its manager
By:	AIF VII Management, LLC, its general partner
By:	/s/ LAURIE D. MEDLEY
Name: Laurie D. Medley Title: Vice President

 Schedule A

Preferred Share Purchaser:

AP PG Golden Share, LLC

Royalty Purchasers:

AIF VII PG O&R Holdings, L.P.

ANRP PG O&R Holdings, L.P.

Notes Purchasers:

AIF VII PG Holdings, L.P.

ANRP PG Holdings, L.P.

 EXHIBIT A

JOINDER AGREEMENT

Prospect Global Resources Inc.
1401 17th Street
Suite 1550
Denver, CO 80439
Attention: Chief Executive Officer

Ladies and Gentlemen:

        Reference is made to the Investors Rights Agreement, dated as of November 29, 2012 (as such agreement may have been or may be amended from time to time) (the "Investors Rights Agreement"), by and among Prospect Global Resources Inc., a Nevada corporation, each of the other parties signatory thereto and any other parties identified on the signature pages of any joinder agreements substantially similar to this joinder agreement executed and delivered in accordance with the Investors Rights Agreement. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Investors Rights Agreement.

        The undersigned agrees that, as of the date written below, the undersigned shall become a party to the Investors Rights Agreement, and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Investors Rights Agreement as an "Investor," as though an original party thereto.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the [    ]th day of [                ], [        ].

[ ]
By:
Name:
Title:

QuickLinks

  Exhibit 10.2
TABLE OF CONTENTS
W I T N E S S E T H
ARTICLE I GOVERNANCE
ARTICLE II OTHER COVENANTS
ARTICLE III REPRESENTATIONS AND WARRANTIES
ARTICLE IV REGISTRATION
ARTICLE V INDEMNIFICATION
ARTICLE VI DEFINITIONS
ARTICLE VII MISCELLANEOUS
Schedule A
EXHIBIT A
JOINDER AGREEMENT